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                                                                   EXHIBIT 11.01



                            CARDIOGENESIS CORPORATION
                      COMPUTATION OF NET LOSS PER SHARE(1)
                      (in thousands, except per share data)
                                   (unaudited)


                                                Three Months Ended June 30     Six Months Ended June 30
                                                --------------------------     ------------------------
                                                   1995           1996           1995           1996
                                                   ----           ----           ----           ----
Weighted average common shares outstanding
   for the period                                     --          3,598             --          1,873
Common equivalent shares pursuant to Staff
   Accounting Bulletin No. 83                      4,229          4,229          4,229          4,229
                                                 -------        -------        -------        -------
Shares used in per share calculation               4,229          7,827          4,229          6,102
                                                 =======        =======        =======        =======

Net loss                                         $(1,004)       $(1,883)       $(1,634)       $(3,761)
                                                 =======        =======        =======        =======

Net loss per share                               $ (0.24)       $ (0.24)       $ (0.39)       $ (0.62)
                                                 =======        =======        =======        =======




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(1) There is no difference between primary and fully diluted net loss per share for all periods presented.




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